EXHIBIT 23.3

Deloitte	Brightman Almagor
1 Azrielli Center
Tel Aviv 67021
P.O.B. 16593, Tel Aviv 61164
Israel

Tel: +972 (3) 608 5555
Fax: +972 (3) 609 4022
info@deloitte.co.il
www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-148747 on Form F-3 of our report dated February 6, 2008, relating to the financial statements of Tower Semiconductor Ltd. appearing in Form 6-K of Tower Semiconductor Ltd. filed with the commission on February 7, 2008 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Brightman Almagor & Co.
Brightman Almagor & Co.
A member of Deloitte Touche Tohmatsu
February 12, 2008